Exhibit 10.6

Nonstatutory Stock Option Granted Under

MCP-MSC Acquisition, Inc.

2005 Stock Option Plan

1.	Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by MCP-MSC Acquisition, Inc., a Delaware corporation (the “Company”), on March 31, 2005 (the “Effective Date”) to Joseph Delaney (the “Participant”) pursuant to the Company’s 2005 Stock Option Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of 3,278,416 shares of Common Stock of the Company (the “Shares”) at the exercise prices per Share specified below. The latest date on which this Stock Option, or any part thereof, may be exercised is March 31, 2015 (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

This option is exercisable in the following cumulative installments prior to the Final Exercise Date:

(a) two-thirds of the Stock Option (the “Time Options”) will vest as follows:

(1)	one-third of the Time Options will vest on the first anniversary (the “Anniversary Date”) of the Effective Date; and

(2)	the remaining two-thirds of the Time Options will vest ratably, on a daily basis, over the two-year period beginning on the Anniversary Date and ending on the date which is exactly three years after the Effective Date;

(b) if a Change of Control shall occur, any portion of the Stock Option not then vested shall immediately vest.

Notwithstanding the foregoing, no portion of the Stock Option shall vest on any vesting date specified above unless the undersigned is then, and since the date of grant has continuously been, employed by the Company or its subsidiaries.

The term “Change of Control” shall mean (i) any direct or indirect change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any person (or group of persons acting in concert), other than Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P., Monitor Clipper Partners, LLC and any affiliated fund or other affiliate of any of the foregoing which from time to time holds shares of stock of the Company, directly or indirectly (collectively, “MCP”), will have the direct or indirect power to elect a majority of the members of the board of directors of the Company, or (ii) any sale or other disposition of all or substantially all of the assets or business of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock or other equity interests of its direct or indirect subsidiaries, taken as a whole) to another person (the “Change of Control Transferee”) if, immediately after giving effect thereto any person (or group of persons acting in concert), other than MCP, will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the Change of Control Transferee.

The exercise prices per Share for the Stock Option are as follows:

(a)	two-thirds of the Stock Option is exercisable at a price per share of $1.00;

(b)	one-sixth of the Stock Option is exercisable at a price per share of $2.00; and

(c)	the remaining one-sixth of the Stock Option is exercisable at a price per share of $3.00.

The above exercise prices shall be allocated ratably across all vested options. By way of example, if the Participant ceases to be employed by the Company on the date which is two years after the Effective Date, four-ninths of the Stock Option will have vested and, of this four-ninths, two-thirds will have an exercise price equal to $1.00, one-sixth will have an exercise price equal to $2.00 and the remaining one-sixth will have an exercise price equal to $3.00.

2.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) to the extent permitted by applicable law, upon and following an initial public offering of the Company, through a broker-assisted exercise program acceptable to the Administrator; or (iii) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is reasonably satisfied as to the authority of the Option Holder to exercise this Stock Option.

3.	Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

4.	Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

5.	Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

6.	Stockholders Agreement; Restrictions on Transfer of Shares.

The Stock Option evidenced by this certificate and any Shares received upon the exercise of this Stock Option shall be subject to the Plan and the Stockholders’ Agreement dated as of March 31, 2005 among the Company and the other parties thereto (the “Stockholders Agreement”), and the granting of this Stock Option shall be conditioned upon the execution and delivery by the Participant of a signature page or a joinder to the Stockholders Agreement. By Participant’s acceptance hereof and by exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Stockholders Agreement and the Participant hereby acknowledges and agrees that this Stock Option and the Shares received upon exercise of this option shall be subject to the rights, restrictions and obligations applicable to Manager Shares (as defined in the Stockholders Agreement) as provided from time to time in such Stockholders Agreement.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

MCP-MSC ACQUISITION, INC.

By

Dated: March     , 2005

Acknowledged:

Dated: March     , 2005